Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement ("Agreement"), dated May 1, 2009 ("Effective Date"), is entered into by and between Task Technologies, Inc., a Nevada corporation, with its principal place of business at 2617 Cape Coral Dr. SW, Wyoming, Michigan ("Customer"), and Sabrecom Corporation, a Michigan corporation, with its principal place of business at 1583 McCabe Ave NE, Lowell, Michigan ("Service Provider").

WHEREAS, Customer desires to retain the services of Service Provider, and Service Provider desires to perform such services for Customer.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Service Provider agree as follows:

1.
Work Order. Each individual work engagement performed under this Agreement will be defined by a Work Order in the form of the template attached as Exhibit A. Each Work Order shall be signed by both parties and will describe the services to be performed, the schedule for the performance of the services (the "Period of Performance"), any identifiable work product to be delivered by Service Provider ("Deliverables"), the travel fees and reimbursable expenses, if any, the fixed price or hourly rate for the services ("Fees"), and any other terms that apply to that specific Work Order ("Special Terms"). Each Work Order, together with the terms of this Agreement, constitutes a separate contract that will be effective upon execution of the Work Order by an authorized corporate officer from Customer and Service Provider. Each Work Order shall be governed by the terms of this Agreement. Except for the Special Terms in the Work Order, this Agreement will take precedence in the event of a conflict between the terms of this Agreement and the Work Order.

2.
Services. Service Provider shall perform services in accordance with the highest professional standards of skill, care and diligence and in compliance with all applicable laws and regulations. Customer shall supply Service Provider with access to its information and property as may be reasonably required and as detailed in the Work Order to permit Service Provider to perform the services required by the Work Order. Service Provider shall cooperate with Customer's personnel and shall not interfere with the conduct of Customer's business and, while on the premises of Customer, shall observe all rules, regulations and security requirements of Customer concerning the safety of persons and property.

3.     Compensation.

3.1.	Service Fees (Hourly). If the Work Order is priced as an hourly rate or on a time and materials basis, Customer shall pay Service Provider the Service Fees at the rate(s) set forth in the Work Order.

3.2.
Service Fees (Fixed Price Deliverable). If the Work Order is fixed price for completing a specific task, including but not limited to project-based engagements or the recruitment and placement of full-time employees, Customer shall pay Service Provider the fixed price according to the payment schedule set forth in the Work Order.

3.3.
Travel Fees. If specifically authorized in the Work Order, Customer will pay travel fees for the actual time spent traveling (from departure of home/principal place of business to specified travel destination, and subsequent return trip) at the travel rate set forth in the Work Order.

3.4.
Reimbursement of Expenses. If specifically authorized in the Work Order, Customer shall reimburse Service Provider for all reasonable and necessary travel and other out-of-pocket expenses incurred or paid by Service Provider in connection with the performance of travel specified in the Work Order to perform the services under such Work Order. Service Provider shall submit to Customer itemized bi-weekly invoices for such expenses, in a form satisfactory to Customer, of expenses incurred in the previous bi-weekly period, unless set forth differently in the Work Order.

3.5.
Invoicing. Service Provider shall submit to Customer, in a form satisfactory to Customer, periodic invoices of services performed for hourly Service Fees or as specified in the payment schedule set forth in the Work Order for Fixed Price Deliverable work orders. Invoices shall contain the following information:

3.5.1. Service Provider's invoice number and date

3.5.2. Description of Service invoiced

3.5.3. Hourly or unit price, number of hours worked or items delivered

3.5.4. Total amount of invoice

3.5.5.  Name, title, and telephone number of person to be notified in the event of a defective invoice

3.5.6. Payment address

3.6.	Payments. Customer shall pay invoices within fifteen (15) days after receipt of a proper invoice from Service Provider, unless stated otherwise in the Work Order and/or invoice.

3.7.
Taxes. All Fees for services rendered and expenses set forth in the Work Order shall include sales tax, VAT and any other applicable taxes or duties and Customer shall not be responsible for any taxes imposed upon Service Provider that the Service Provider is responsible to collect not set forth therein.

4.         Term and Termination.

4.1.
Term. Unless earlier terminated as set forth below, this Agreement commences on the Effective Date and shall continue until the later of two (2) years from the date of this Agreement or completion of the last effective Work Order executed prior to such 2-year period pursuant to this Agreement.

4.2.
Termination by Customer. In the event that Service Provider is in default of any of its material obligations under this Agreement and fails to remedy such default within fifteen (15) days after receipt of written notice thereof, Customer shall have the right to terminate this Agreement. Customer may terminate this Agreement for any other reason upon sixty (60) days prior written notice or any individual Work Order upon thirty (30) days prior written notice to Service Provider.

4.3.
Termination by Service Provider. In the event that Customer is in default of any of its material obligations under this Agreement and fails to remedy such default within fifteen (15) days after receipt of written notice thereof, Service Provider shall have the right to terminate this Agreement.

4.4.
Effect of Termination. In the event of termination of this Agreement for any reason other than default by Service Provider, Service Provider shall be entitled to payment for services performed prior to the effective date of termination, including reimbursement of expenses as set forth in Section 3.3. Such payments shall constitute full settlement of any and all rights of Service Provider to receive payment from Customer with respect to services performed under this Agreement. All other applicable covenants and elements of this Agreement shall survive such termination in accordance with applicable law.

5.
Confidentiality. The parties agree that any all proprietary information shall remain secret and confidential and shall not be disclosed to any third party any details regarding the information, any evaluation of the information, or the information itself, without the prior written consent of the other party. Information includes but is not limited to: (a) all financial, business, planning, operations, services, marketing, personnel, supply of other information unique and proprietary to either party hereto, including, without limitation, any and all studies, documents, analyses, materials and reports prepared by or for either party; and (b) all trade secrets, writings, copyrightable works, internal memoranda, data, corporate records, software, processes, surveys, financial arrangements, contracts, agreements and all other operational information and materials or other documents unique and proprietary to either party hereto.

5.1. Bill Rate Disclosure. Customer shall not disclose to Service Provider personnel placed with Customer the amount of the Service Fees as defined by and contained in the Work Order.

6.
Force Majeure. Service Provider shall not be liable to Customer for any failure or delay caused by events beyond Service Provider's control, including, without limitation, Customer's failure to furnish necessary information, sabotage, failure or delays in transportation or communication, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, or technical failures.

7.	Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Michigan as they apply to a contract entered into and performed in that State.

8.
Notices. All notices required or permitted hereunder shall be in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

9.
Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

10.	Severability. In the event any part of this Agreement shall be held invalid or unenforceable, the remaining parts of the Agreement shall continue to be valid and enforceable as to the parties.

11.
Indemnification. Customer shall defend, indemnify and hold harmless Service Provider from and against all claims, liability, losses, damages and expenses (including attorneys' fees and court costs) arising from or in connection with the use or application of Service Provider's work by Customer or any direct or indirect purchaser or licensee of Customer. Service Provider shall indemnify, defend and hold harmless Customer, its directors and employees from and against any and all claims, demands, suits, actions, proceedings, judgments, losses, damages, injuries, penalties, costs, expenses (including attorney's fees) and liabilities of, by, or with, respect to, third parties ("any claims"), to the extent they arise, or are alleged to arise, from intentional or negligent acts or omissions of the Service Provider, and/or Service Provider's employees or subService Providers, arising under this Agreement or in any way related to performance hereof. In no event shall either party be liable to the other for payment of any special, incidental, indirect or consequential damages, even if the other party has been informed in advance of the possibility of such damages.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.